ENVIRONMENTAL SYSTEMS PRODUCTS HOLDINGS INC.
                                 11 Kripes Road
                           East Granby, CT 06026-9720
                          Telecopy No.: (860) 392-2106



August 18, 2003

VIA EDGAR AND OVERNIGHT DELIVERY

Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

Attn: Filing Desk

Re: Environmental Systems Products Holdings Inc. Registration Statement on Form S-1 (File No. 333-69399)

Ladies and Gentlemen:

         Pursuant to Rule 477 of the Securities Act of 1933, as amended (the "Act"), Environmental Systems Products Holdings Inc. (the "Company") hereby requests the withdrawal of the registration statement on Form S-1 filed by the Company and its subsidiaries listed on the signature page hereto with the Securities and Exchange Commission (the "Commission") on December 22, 1998, as amended by Amendment No. 1 thereto filed with the Commission by the Company on February 23, 1999, and all exhibits thereto filed (the "Registration Statement"). The Company determined not to proceed with the registration and sale of the securities covered by the Registration Statement. No securities were sold pursuant to the Registration Statement.

         The Company requests in accordance with Rule 457(p) under the Act that all fees paid to the Commission in connection with the filing of the Registration Statement be credited for the future use of the Company's account.

         If you have any questions regarding this application for withdrawal, please do not hesitate to contact, Mark Mandel (212-819-8546) or Jonathan Kahn (212-819-8291) of White & Case LLP.

                                   Sincerely,

                                   ENVIRONMENTAL SYSTEMS PRODUCTS HOLDINGS INC.


                                   By:  /s/ John G. Ruth, Jr.
                                      -----------------------------------
                                      Name:  John G. Ruth, Jr.
                                      Title: Executive Vice President and Chief
                                             Financial Officer

                                   ENVIRONMENTAL SYSTEMS PRODUCTS, INC.
                                   formerly known as ENVIRONMENTAL SYSTEMS
                                   TESTING, INC.


                                   By:  /s/ John G. Ruth, Jr.
                                      -----------------------------------
                                      Name:  John G. Ruth, Jr.
                                      Title: Executive Vice President and Chief
                                             Financial Officer

                                   ENVIROTEST SYSTEMS CORP. (DE), for itself, and as the successor corporation to ENVIROTEST HOLDINGS, INC., ENVIROTEST ACQUISITIONS CO. and ES FUNDING CORPORATION


                                   By:  /s/ John G. Ruth, Jr.
                                      -----------------------------------
                                      Name:  John G. Ruth, Jr.
                                      Title: Executive Vice President and Chief
                                             Financial Officer

                                   ENVIROTEST SYSTEMS CORP. (WA)


                                   By:  /s/ John G. Ruth, Jr.
                                      -----------------------------------
                                      Name:  John G. Ruth, Jr.
                                      Title: Executive Vice President and Chief
                                             Financial Officer

                                   ENVIROTEST TECHNOLOGIES, INC.


                                   By:  /s/ John G. Ruth, Jr.
                                      -----------------------------------
                                      Name:  John G. Ruth, Jr.
                                      Title: Executive Vice President and Chief
                                             Financial Officer

                                   ENVIROTEST PARTNERS

                                   by ENVIROTEST SYSTEMS CORP. (DE), its General Partner


                                   By:  /s/ John G. Ruth, Jr.
                                      -----------------------------------
                                      Name:  John G. Ruth, Jr.
                                      Title: Executive Vice President and Chief
                                             Financial Officer

                                   ENVIROTEST ILLINOIS, INC.


                                   By:  /s/ John G. Ruth, Jr.
                                      -----------------------------------
                                      Name:  John G. Ruth, Jr.
                                      Title: Executive Vice President and Chief
                                             Financial Officer

                                   ENVIROTEST WISCONSIN, INC.


                                   By:  /s/ John G. Ruth, Jr.
                                      -----------------------------------
                                      Name:  John G. Ruth, Jr.
                                      Title: Executive Vice President and Chief
                                             Financial Officer

                                   REMOTE SENSING TECHNOLOGIES, INC.


                                   By:  /s/ John G. Ruth, Jr.
                                      -----------------------------------
                                      Name:  John G. Ruth, Jr.
                                      Title: Executive Vice President and Chief
                                             Financial Officer

                                   WELLMAN OVERSEAS LTD.


                                   By:  /s/ John G. Ruth, Jr.
                                      -----------------------------------
                                      Name:  John G. Ruth, Jr.
                                      Title: Executive Vice President and Chief
                                             Financial Officer

                                   WELLMAN NORTH AMERICA, INC.


                                   By:  /s/ John G. Ruth, Jr.
                                      -----------------------------------
                                      Name:  John G. Ruth, Jr.
                                      Title: Executive Vice President and Chief
                                             Financial Officer